As filed with the Securities and Exchange Commission on April 30, 2015

Registration Nos. 333-123807; 333-128897; 333-138766; 333-161946; and 333-168479

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

Form S-8 Registration Statement No. 333-123807

Form S-8 Registration Statement No. 333-128897

Form S-8 Registration Statement No. 333-138766

Form S-8 Registration Statement No. 333-161946

Form S-8 Registration Statement No. 333-168479

UNDER

THE SECURITIES ACT OF 1933

EXIDE TECHNOLOGIES

(Exact name of registrant as specified in its charter)

Delaware	23-0552730
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

13000 Deerfield Parkway

Building 200

Milton, Georgia 30004

(Address of principal executive offices) (zip code)

Employment Agreement by and between Exide Technologies and Gordon A. Ulsh

2004 Stock Incentive Plan

2004 Stock Incentive Plan (increasing shares available under the plan)

Exide Technologies 2009 Stock Incentive Plan

Employment Agreement by and between Exide Technologies and James R. Bolch and Restricted Stock

Award Agreement by and between Exide Technologies and James R. Bolch

(Full title of the plan)

Brad S. Kalter

Vice President, Deputy General Counsel and Corporate Secretary

13000 Deerfield Parkway, Building 200

Milton, Georgia 30004

(Name and address of agent for service)

(678) 566-9000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to each of the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), filed with the Securities and Exchange Commission (the “Commission”) by Exide Technologies (the “Registrant”):

File No. 333-123807, filed on April 4, 2005, pertaining to the registration of 180,000 shares of common stock of the Company, par value $0.01 per share (“Common Stock”), available for issuance under the Employment Agreement by and between Exide Technologies and Gordon A. Ulsh, as amended.

File No. 333-128897, filed on October 7, 2005, pertaining to the registration of 3,125,000 shares of Common Stock available for issuance under the 2004 Stock Incentive Plan, as amended.

File No. 333-138766, filed on November 16, 2006, pertaining to the registration of 4,000,000 shares of Common Stock available for issuance under the 2004 Stock Incentive Plan, as amended.

File No. 333-161946, filed on September 16, 2009, pertaining to the registration of 4,000,000 shares of Common Stock available for issuance under the Exide Technologies 2009 Stock Incentive Plan, as amended.

File No. 333-168479, filed on August 2, 2010, pertaining to the registration of 750,000 shares of Common Stock available for issuance under the Employment Agreement by and between Exide Technologies and James R. Bolch and Restricted Stock Award Agreement by and between Exide Technologies and James R. Bolch, as amended.

On June 10, 2013, the Registrant filed voluntary petitions in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) seeking reorganization relief under the provisions of Chapter 11 of Title 11 of the United States Code. On March 27, 2015, the Bankruptcy Court entered an order confirming the Registrant’s plan of reorganization (the “Plan of Reorganization”). The Registrant emerged from Chapter 11 on April 30, 2015. Holders of the Registrant’s then existing Common Stock did not receive any distribution under the Plan of Reorganization and their shares were cancelled on the effective date of the Plan of Reorganization.

As a result of the bankruptcy proceedings, the offerings pursuant to the Registration Statements have been terminated. Effective immediately upon the filing of this Post-Effective Amendment No. 1 to the Registration Statements, the Registrant hereby deregisters all Common Stock originally registered under the Registration Statements that have not been sold as of April 30, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the Milton, Georgia, on May 1, 2015.

EXIDE TECHNOLOGIES

By:	/s/ Brad S. Kalter
Brad S. Kalter
Vice President, Deputy General Counsel and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statements has been signed by the following persons in the capacities and on the date indicated.

Date:	May 1, 2015	by:	/s/ Robert M. Caruso
Robert M. Caruso, President, Chief Executive Officer and Director (Principal Executive Officer)

Date:	May 1, 2015	by:	/s/ Phillip A. Damaska
Phillip A. Damaska, Executive Vice President and Chief Financial Officer (Principal Financial Officer)

Date:	May 1, 2015	by:	/s/ Louis E. Martinez
Louis E. Martinez, Vice President, Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)

Date:	May 1, 2015	by:	/s/ Keith E. Wandell
Keith E. Wandell, Director

Date:	May 1, 2015	by:	/s/ Mark G. Barberio
Mark G. Barberio, Director

Date:	May 1, 2015	by:	/s/ James A. Spencer
James A. Spencer, Director

Date:	May 1, 2015	by:	/s/ John A. Olin
John A. Olin, Director